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                                                                   Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports for Rust Scaffold Services Inc. and Subsidiaries and Brand Scaffold Services Inc. and Subsidiaries (and to all references to our Firm) included in or made a part of this registration statement.

ARTHUR ANDERSEN LLP

St. Louis, Missouri
June 30, 1998